Minutes of the meeting of the Directors of SAFECO Life Insurance Company held jointly with the Directors of SAFECO Insurance Company of America, General Insurance Company of America, First National Insurance Company of America, SAFECO National Insurance Company, SAFECO National Life Insurance Company and SAFECO Surplus Lines Insurance Company, duly called pursuant to notice, on November 6, 1986, at SAFECO Plaza, Seattle, Washington.
Present: S. Fred Bruhn, J. W. Cannon, Roger Eigsti, Richard W. Hubbard, Bruce Maines, Richard E. Zunker

Mr. Maines presided and the undersigned served as secretary to the meeting. Minutes of the directors' meeting of August 7, 1986, as well as the minutes of the Finance Committee meetings and the Investment Committee meetings of the SAFECO Employees' Savings Plan and SAFECO Employees' Profit Sharing Retirement Trust of August 4, 1986, were approved. Reports on operations were dispensed with, those having been made to the board of directors of SAFECO Corporation the previous day.
On the motion of Mr. Bruhn, seconded by Mr. Cannon, the following dividend was declared:
RESOLVED, That SAFECO Life Insurance Company shall and hereby does declare a dividend payable January 26, 1987, to SAFECO Corporation in the amount of $100.00 per share on the 20,000 shares outstanding, or a total of $2,000,000.
On the motion of Mr. Zunker, seconded by Mr. Bruhn, the following resolution was adopted:
RESOLVED, That the distribution of dividends to holders of participating life insurance policies be made as follows:
1. Individual
According to the 1986 Basic Dividend Scale, a copy of which is attached (Exhibit 1), dividends shall be paid on all such policies inforce, other than as extended term insurance, at the end of the second and each subsequent policy year which is completed between January 1, 1987 and December 31, 1987.
2. Group Participating Retirement Income Policies
According to the scale as shown in Exhibit 2, dividends shall be paid on all policies inforce, other than as extended term .insurance, at the end of the third and each subsequent policy year which is completed between January 1, 1987 and December 31, 1987.
On the motion of Mr. Zunker, seconded by Mr. Bruhn, the following resolutions were adopted:
WHEREAS, the proper officers of the Company were authorized to establish one or more separate accounts to provide life insurance or annuities payable in fixed or variable amounts pursuant to a resolution adopted November 7, 1979;
WHEREAS, the Company plans to develop and market certain types of variable and fixed life insurance contracts which may be required to be registered with the Securities and Exchange Commission pursuant to the federal securities laws;

NOW, THEREFORE, BE IT RESOLVED, That the Company is authorized to develop a program to issue and to sell such variable and fixed life insurance contracts; and
RESOLVED FURTHER, That the Company is authorized to establish and to designate one or more separate accounts of the Company to provide for life insurance (and other benefits incidental thereto), payable in fixed or variable amounts or both;
RESOLVED FURTHER, That the purpose of any such separate account shall be to provide an investment medium for such variable and fixed life insurance contracts issued by the Company as may be designated as participating therein.

RESOLVED FURTHER, That any such separate account shall receive, hold, invest and reinvest only the monies arising from (i) premiums, contributions or payments made pursuant to the variable and fixed life insurance contracts participating therein; (ii) such assets of the Company as shall be deemed appropriate to be invested in the same manner as the assets applicable to the Company's reserve liability under the variable and fixed life insurance contracts participating in such separate accounts, or as may be necessary for the establishment of such separate accounts; and (iii) the dividends, interest and gains produced by the foregoing;
RESOLVED FURTHER, That the proper officers of the Company
are hereby authorized:
(i) to register the variable and fixed life insurance contracts participating in any such separate accounts under the provisions of the Securities Act of 1933 to the extent that it shall be determined that such registration is necessary;
(ii) to register any such separate accounts with the Securities and Exchange Commission .under the provisions of the Investment Company Act of 1940 to the extent that it shall be determined that such registration is necessary;

(iii) to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including post-effective amendments), supplements and exhibits thereto as they may be deemed necessary or desirable;
(iv) to apply for exemption from those provisions of the aforementioned Acts as shall be deemed necessary and to take any and all other actions which shall be deemed necessary, desirable, or appropriate in connection with such Acts, including to prepare, execute and file amendments to any such application;
(v) to file the variable and fixed life insurance contracts participating in any such separate accounts with the appropriate state insurance departments and to prepare and execute all necessary documents to obtain approval of the insurance departments;
(vi) to prepare or have prepared and to execute all necessary documents to obtain approval of, or clearance with, or other appropriate actions required of, any other regulatory authority that may be necessary;

RESOLVED FURTHER, That to facilitate the execution and filing of any registration statement and remedy any deficiencies therein by appropriate amendments (including post-effective amendments) or supplements thereto, the President, Secretary and any Vice President of the Company, and each of them, are hereby designated as attorneys and agents of the Company: and the appropriate officers of the Company be, and they hereby are, authorized and directed to grant the power of attorney of the Company to the President of the Company and the Secretary of the Company by executing and delivering to such individuals, on behalf of the Company, a power of attorney:
RESOLVED FURTHER, That in connection with the offering and sale of the fixed and variable life insurance contracts in the various States of the United States, as and to the extent necessary, the appropriate officers of the Company be, and they hereby are, authorized to take any and all such action, including but not limited to the preparation, execution and filing with proper State authorities, on behalf of and in the name of the Company, of such applications, notices, certificates, affidavits, powers of attorney, consents to service of process, issuers covenants, certified copies of minutes of shareholders' and directors' meetings, bonds, escrow and impounding agreements and other writings and instruments, as may be required in order to render permissible the offering and sale of the fixed and variable life insurance contracts in such jurisdictions:
RESOLVED FURTHER, That the forms of any resolutions required by any State authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as if fully set forth herein if (1) in the opinion of the appropriate officers of the Company, the adoption of the resolutions is advisable and (2) the Secretary or any Assistant Secretary of the Company evidences such adoption by inserting into these minutes copies of such resolutions: and
RESOLVED FURTHER, That the officers of the Company, and each o~ them, are hereby authorized to prepare and to execute the necessary documents and to take such further actions as may be deemed necessary or appropriate, in their discretion, to implement the purpose of these resolutions~.
RESOLVED FURTHER, That the forms of any resolutions required by any State authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted.

On motion duly made and seconded, the following resolution was adopted:
.
RESOLVED, That the contribution of $2,000,000 to the surplus of SAFECO National Life Insurance Company at December 31, 1983, is ratified and approved.
There being no further business the meeting was adjourned.

/s/ Bruce Maines
Chairman
/s/ Fred Bruhn
Secretary to the Meeting